Exhibit 10.299

EMPLOYMENT AGREEMENT

between

Regional Health Properties, Inc. (the "Company")

and

Brent Morrison (the "Officer")

This Employment Agreement ("Agreement") is made in Suwanee, Georgia as of July 1, 2021.

Background

The Officer has been employed by the Company prior to the date of this Agreement without an existing employment agreement.  As of the date hereof, the Officer has been offered by the Company an option to continue employment for a period of three (3) years upon the agreement of the Officer to execute and comply with the terms of this Agreement.

Statement of Agreement

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.Employment. For the purposes and upon the terms and conditions hereinafter set forth, the Company agrees to employ the Officer, and the Officer accepts such employment.

Section 2.Duties. The Officer shall be employed as President and Chief Executive Officer of the Company and serve as a member of the Board of Directors of the Company (the “Board”, effective July 1, 2021. The Officer shall have such duties, responsibilities and authorities commensurate with such positions and shall report directly to the Board. The Officer shall devote his full time, attention and energy to the business of the Company and the performance of his duties hereunder as he has done historically. Nothing herein shall prohibit Officer from (a) serving on civic and charitable boards, (b) managing personal, financial and legal affairs and investments, including, but not limited to Zuma Capital Management, LLC; and (c) serving on at least one additional for profit board of directors (and any committees related thereto).  Officer will also be expected to carry out Officer’s duties with the highest degree of ethical and moral standards and to comply with all terms and conditions regarding the nature and manner in carrying out Officer’s duties as may be established from time to time by the Company and set forth in its employee handbook or manual.

Section 3.Compensation.

(a)Salary.  The Officer shall be paid a salary of $220,000.00 per year (the "Salary"), which shall be reviewed by the Compensation Committee of the Board (the “Committee”) at least annually for increase, but not decrease.  The Salary will be payable in accordance with the normal payroll procedures of the Company, or such other installments as the Officer and the Company from time to time mutually agreed upon.  The Salary shall be prorated on a daily basis for any partial salary payment periods for which services are rendered at the end of the employment period.

(b)Discretionary Bonus.  At the end of each Calendar year, if employed by the Company, Officer will be eligible for a discretionary cash bonus of between 50% and 125% of the Salary, with a target bonus of 100% of Officer’s Salary (the “Target Bonus”), based on the achievement of operational and strategic performance goals established by the Committee in consultation with Officer.  Such discretionary annual bonus will be evaluated and paid (if applicable) no later than the last day of the second month following the calendar year in which such bonus was earned. The Officer and the Company will set forth the goals for 2021 within sixty (60) days after the date of this Agreement.  Thereafter, goals will be set annually within sixty (60) days after the end of the company's fiscal year.

(c)Stock Options.  The Company shall grant to the Officer, pursuant to and subject to the terms and conditions of the Regional Health Properties, Inc. 2020 Equity Incentive Plan (the “2020 Plan”):

(i)On the date this Agreement is executed by both the Company and the Officer, 24,000 shares of the Company’s common stock, no par value per share (the “Common Stock”), as an Award (as defined in the 2020 Plan) of Restricted Common Stock (as defined in the 2020 Plan), which shall vest with respect to one-third of such shares on each of January 1, 2022, January 1, 2023 and January 1, 2024;

(ii)On January 1, 2022, 24,000 shares of Common Stock as an Award of Restricted Common Stock, which shall vest with respect to one-half of such shares on each of January 1, 2023 and January 1, 2024;

(iii)On January 1, 2023, an Incentive Stock Option (as defined in the 2020 Plan) to purchase 24,000 shares of Common Stock, which shall be fully vested and exercisable with respect to all such shares immediately upon grant; and

(iv)On January 1, 2024, an Incentive Stock Option to purchase 24,000 shares of Common Stock, which shall be fully vested and exercisable with respect to all such shares immediately upon grant.

The exercise price per share for the Common Stock subject to each Incentive Stock Option to be granted to the Officer pursuant to this Section 3(c) shall equal 100% of the Fair Market Value (as defined in the 2020 Plan) of a share of Common Stock on the date the Incentive Stock Option is granted, unless Section 4.2(ii) of the 2020 Plan requires a higher exercise price, in which case, the exercise price per share shall be as required by such Section 4.2(ii).

Section 4.Officer Benefits; Vacation.  During the Employment Term and subject to the provisions of Section 6, the Officer shall be entitled to participate in such group life insurance, hospitalization medical insurance, retirement, and other group employee benefits as are presently or may hereafter be provided to other similar executive employees of the Company, which benefits may be in varying amounts and scope relative to lawfully permissible criteria, and paid vacation during each full calendar year of employment in accordance with the Company's vacation policy for salaried employees.

Section 5.Business Expenses.  Upon the Officer's periodic presentation of an itemized account therefore, the Company shall pay or reimburse the Officer for reasonable direct out-of-pocket expenses incurred by the Officer on behalf of the Company in connection with and reasonably necessary for the routine rendering of his services to the Company hereunder.

Section 6.Term of Employment

(a)The Officer's employment shall be for a period of thirty-six (36) months (the "Employment Term").  The Employment Term may be extended or renewed by mutual agreement of the Officer and the Company acting through the Compensation Committee.

(b)Upon termination of the Officer's employment, the Officer shall have no obligation or duty to further serve the Company in any capacity, nor shall the Company be under any obligation or duty to employ the Officer or provide the benefits specified in Section 4, make any of the payments or grant any of the Awards provided for in Sections 3, 4 or 5 (except to the extent any such benefits are governed by law or any such payments under Section 3, 4, or 5 have accrued prior to and remain unpaid as of the effective date of such termination).

Section 7.Termination for Cause.  The Officer’s employment may be terminated at any time with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)Officer’s willful refusal to substantially perform Officer’s duties hereunder, or willful breach of Officer’s material obligations under this Agreement;

(ii)Officer’s willful misconduct or gross negligence, which is likely to have the effect of demonstrably injuring the reputation, business or relationships of the Company;

(iii)Officer is convicted of or plead guilty to any criminal offense, or felony;

(iv)Officer embezzles or steals any of the Company’s funds or assets or commits any act of fraud with respect to any aspect of the Company’s business;
provided that Cause shall not apply to any act or omission described above unless the Board provides written notice of the act or omission and, with respect to clauses (i) or (ii), the act or omission is not cured within 10 days after receipt of such notice.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or reasonably based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Officer in good faith and in the best interest of the Company and no act or failure to act on the Officer’s part shall be considered “willful”, so long as the officer reasonably believed that such action, or failure to act, was in the best interests of the Company; or

(v)A material breach of this Agreement by the officer.

Section 8.Compensation Upon Termination.

(a)Termination for Any Reason; Termination For Cause.  Upon termination of Officer’s employment under this Agreement for any reason, the Company or one of its affiliates shall pay Officer: (i) unpaid salary earned through the date of termination; (ii) for any vacation time earned but not used as of the date Officer’s employment terminates in accordance with Company policies as then in effect; (iii) reimbursement, in accordance with the Company’s and its affiliates policies and procedures, for business expenses incurred by Officer but not yet paid to Officer as of the date Officer’s employment terminates; (iv) except in the case of a termination by the Company and its affiliates for Cause, Officer’s annual bonus for any completed fiscal year to the extent not yet paid and earned; and (v) all other payments, benefits or fringe benefits to which Officer are entitled under the terms of the applicable arrangements and/or applicable law (all of the foregoing clauses (i) – (v) collectively, the “Accrued Obligations”).  Furthermore, if the Officer’s employment is terminated for Cause, then the Awards (or portion thereof) which have been granted to the Officer pursuant to Section 3(c) and which are not vested or exercisable as of the date of such termination shall be automatically forfeited on such date.

(b)Other than Cause.  If the Officer’s employment is terminated by the Company without Cause during the initial Employment Term, then: (i) Officer will be entitled to (A) the Accrued Obligations and (B) a severance payment equal to six months of Officer’s Salary plus the Target Bonus for any completed fiscal year to the extent earned but not paid), in 12 equal monthly installments commencing on the 30th day following  the date when the Pro Rata Bonus payment can be calculated; (ii) to the extent that Officer participates in the Company’s health programs, the Company shall pay Officer an amount in cash, on a monthly basis, equal to the employer portion of the premiums for Officer’s health plan benefits for Officer and Officer’s eligible dependents for a period of 12 months commencing on Officer’s date of termination; and (iii) to the extent any Awards (or portion thereof) which have been granted to the Officer pursuant to Section 3(c) are not vested or exercisable as of the date of such termination, such Awards (or portion thereof) shall automatically accelerate and become fully vested and exercisable as of such date. In addition, upon a termination by the Company without Cause if such termination occurs within one (1) year following a Change in Control, the severance will be increased from 6 months to 12 months.

Section 9.Certain Officer Covenants.  The Officer expressly covenants and agrees to and with the Company as hereinafter set forth in this Section 9.

(a)Non-Competition.  During the term of this Agreement and for six (6) months thereafter, the Officer shall not, within one hundred (100) miles of any office  from which the Company conducts business, directly or indirectly, acting alone or with others, own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected with as an officer, director, employee, consultant, partner, shareholder or otherwise, or have any beneficial interest in, or assist anyone else in the conduct of, or otherwise compete with the Company in, any business or enterprise which is (directly or through an affiliate) in competition with the Company (the "Business").  Notwithstanding anything herein to the contrary, the provisions of this Section shall not prohibit the Officer from owning not more than 1% of the securities of any corporation which competes with the Company and whose shares are regularly traded on a nationally recognized stock exchange or over-the-counter market.

(b)Prohibition Against Hiring Employees.  During the term of this Agreement and for twelve (12) months thereafter, the Officer shall not directly  or indirectly solicit for employment or directly or indirectly assist others in soliciting for  employment any person who was an employee of the Company at any time during the twelve months preceding the date of the Officer's termination of employment unless the employment of such employee has been terminated by the Company or such employee has been laid-off by the Company during such period.

(c)Confidential Information.  Except to the extent required in the performance of his duties hereunder, the Officer shall not at any time while he is employed by the Company or after termination of his employment, directly or indirectly, disclose, disseminate or otherwise publish "confidential information."  For purposes of this Agreement, the term "confidential information" means information and know-how disclosed to or known by the Officer which relates to the conduct of the Business by the Company or any business activity under development or research by the Company or which is a business opportunity of the Company and which information has not become a matter of general public knowledge or is not a matter of general knowledge within the Company's industry, including without limitation, trade secrets, proprietary data and bid and contractor and subcontractor information.  "Confidential Information" shall also include any document or information (whether of the Company or of any person with which the Company has an agreement with respect to the confidentiality of information) labeled "confidential," "proprietary," or words of similar import and which has not become a matter of general public knowledge and is not a matter of general knowledge within the Company's industry. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement prohibits or restricts the Officer from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to the Officer  individually (and not directed to the Company) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

(d)Return of Information.  Upon termination of the Officer's employment for whatever reason, the Officer shall return to or leave with the Company, without making or retaining copies thereof, all documents, records, notebooks and similar repositories containing confidential information.

(e)Reasonableness of Covenants.  The Officer has carefully considered the nature and extent of the restrictions upon his and the rights and remedies conferred upon the Company under this Section 9, and hereby acknowledges and agrees that, in light of his position, the information to which he will be privy, and the nature of the business, the same are reasonable in time and territory, are designed to eliminate competition which would be unfair to the Company, are fully required to protect the Company's legitimate interests, and do not confer a benefit upon the Company disproportionate to any detriment to the Officer.

If the Officer breaches any of the agreements contained in this Section 9, then, in addition to any other rights or remedies which the Company may have, the Company shall have the right to an accounting and repayment of all profits or other benefits directly realized as a result of any such breach, to collect any damages caused by such breech in addition to those specifically listed herein, and to enforce any legal or equitable remedy (including injunctive relief) that it may have against the Officer to prevent further injury to the Company resulting from such breach.

The Officer acknowledges that any breach of the agreements contained in this Section could cause irreparable damage to the Company.  The Officer acknowledges that damages in the event of Officer's breach of this Agreement will be difficult, if not impossible, to ascertain and therefore it is agreed that the Company, in addition to, and without limiting any other remedy or right it may have under this Agreement or the law, will have the right to an injunction in enjoining any such breach.  The Officer agrees to reimburse the Company for all costs and expenses, including reasonable attorney's fees, incurred by the Company because of any breach of this provision, but only in the event that the Officer willfully continues such breach or fails to cure such breach, following written notice thereof from the Company.

All covenants and provisions contained in Section 9 shall survive the termination of the Officer's employment, regardless of the reason of such termination.

The Officer confirms that he has reviewed this Agreement with his independent legal counsel.

Section 10.Notices.  Any notice or other communication required or desired to be given hereunder shall be in writing and shall be deemed duly given when personally delivered or when deposited in the United States mail, first class potage prepaid, properly addressed to the parties at their respective addresses set forth at the end of this Agreement or such addresses as shall be given by notice of any party.

Section 11.Actions by the Company.  Any determination, consent, waiver, agreement, or other action under or with respect to this Agreement and its implementation of or by the Company shall not be deemed made, taken or effected hereunder unless made, taken or effected in a writing signed by a duly authorized officer of the Company.

Section 12.Waiver: Remedies Cumulative.  No waiver of any right or options hereunder by any party shall operate as a waiver of any other right or option, or the same right or option as respects any subsequent occasion for its exercise, or of any legal remedy.  No waiver by any party of any breach of this Agreement or of any agreement or covenant contained herein shall be held to constitute a waiver of any other breach or a continuation of the same breach.  All remedies provided by this Agreement are in addition to all other remedies by it or the law provided.

Section 13.Assignment.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.  Neither this Agreement nor any rights hereunder shall be assignable by the Officer and any such purported assignment by his shall be void and of no force or effect.

Section 14.Applicable Law and Exclusive Forum.  This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.  Any action for breach or to enforce the terms of this Agreement, including without limitation the covenants and provisions contained in Section 9, may be brought exclusively in any state court in Gwinnett County, Georgia or in federal court in the Northern District of Georgia and the parties hereby consent to jurisdiction and venue in such court.

Section 15.Miscellaneous.  The invalidity or unenforceability of any term or provision of this Agreement shall not impair or affect the other provisions hereof, which shall remain in full force and effect.  This Agreement constitutes the entire understanding between the parties concerning the Officer's employment with the Company and supersedes any and all previous agreements between the Officer and the Company concerning such employment.  This Agreement cannot be amended or modified in any respect, unless such amendment or modification is evidenced by a written instrument signed by both the Company and the Officer.  The captions of the various sections of this Agreement are not a part of the context hereof, are inserted merely for convenience in locating the different provisions hereof and shall be ignored in construing this Agreement.

The parties have executed multiple counterparts of this Agreement, each of which shall be deemed to be an original, as of the date set forth at the beginning hereof.

COMPANY:
REGIONAL HEALTH PROPERTIES, INC.

454 Satellite Blvd., N.W., Suite 100

Suwanee, GA 30024

By: /s/ David A. Tenwick

OFFICER:

/s/ Brent Morrison

Brent Morrison

SCHEDULE 8
Change in control

A “change in control” shall be defined as (i) any transfer of more than fifty percent of the Company’s stock to a third party or affiliated parties; (ii) any transfer of all or substantially all of the Company’s assets to a third party or affiliated parties; and (iii) any merger, consolidation or reorganization of the Company in which more than fifty percent of the Board of Directors changes.  For purposes of this definition, “affiliated parties” shall mean any parent, subsidiary or sister entity, or one or more entities in which there is common ownership. Notwithstanding the foregoing, a “change in control” shall not include an acquisition of the Company’s stock directly from the Company, including, without limitation, in connection with a recapitalization of, or exchange offer made by the Company for, the Company’s preferred stock.